UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       July 20, 2007
ROCKY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-21026	31-1364046

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 East Canal Street, Nelsonville, Ohio	45764

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (740) 753-1951
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On July 20, 2007, Rocky Brands, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Thomas R. Morrison, Senior Vice President of Sales for the Western Group of the Company, effective as of June 25, 2007.
     The Employment Agreement replaces a prior employment agreement, dated as of December 1, 2004, between Mr. Morrison and Georgia Boot LLC (the “Prior Employment Agreement”). The Prior Employment Agreement was filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
     The terms and conditions of the Employment Agreement include, but are not limited to, the following:
•	Mr. Morrison will receive an annual base salary of $220,000 through December 31, 2007 (“Basic Salary”), which will be reviewed annually and may be increased subject to the approval of the Board of Directors of the Company.

•	Mr. Morrison is eligible for a cash bonus under a bonus plan which is determined annually by the Board of Directors of the Company. His proposed bonus payouts at the “Target” and “Goal” levels (as referenced in the 2007 Bonus Plan) under any year’s bonus plan will be set at not less than 30% and 60%, respectively, of his Basic Salary.

•	Mr. Morrison is entitled to reasonable moving expenses for relocation to Clarksville, Tennessee and for rent payments through July 31, 2007, which is the remainder of his current lease term for his residence prior to relocation.

•	In the event of termination by Mr. Morrison, by the Company for Cause, or due to Mr. Morrison’s death or disability (as defined in the Employment Agreement), the Company will pay Mr. Morrison only the earned but unpaid portion of his Basic Salary through the termination date.

•	In the event Mr. Morrison is terminated by the Company without Cause (as defined in the Employment Agreement), the Company will pay him the earned but unpaid portion of his Basic Salary through the termination date and will continue to pay his Basic Salary for an additional six months; provided, however, any such payments will immediately end if Mr. Morrison is in violation of his obligations under the Employment Agreement or if the Company learns of any facts that would have been grounds for termination for Cause.

•	Mr. Morrison agrees to resign his position as an officer of the Company and transition his status to a Consulting Employee (as defined in the Employment Agreement) not earlier than June 25, 2009, and not later than August 25, 2012.

•	Mr. Morrison will be paid a pro-rated portion of any annual bonus that is earned in the year in which he becomes a Consulting Employee, calculated as of the date of his transition.

•	As a Consulting Employee, Mr. Morrison will be receive a payment of $52,000 six months and one day after the date on which he becomes a Consulting Employee, $50,000 over the following six months, $75,000 during his second year as a Consulting Employee, and $25,000 during each of his third, fourth, and fifth years as a Consulting Employee for a total amount of $252,000 over five years (the “Consulting Employee Payment”). The Consulting Employee Payment will be made in accordance with the normal payroll practices of the Company.

•	If Mr. Morrison is terminated for Cause while a Consulting Employee (as defined in the Employment Agreement), he will forfeit any remaining unpaid installments of the Consulting Employee Payment.

•	In the event of the death or disability (as defined in the Employment Agreement) of Mr. Morrison while serving as a Consulting Employee, the Company will pay to his estate or heirs the Consulting Employment Payment, less any installments already paid.
     The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Employment Agreement contained herein is qualified in its entirety by the full text of the exhibit.
Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated July 20, 2007, between Rocky Brands, Inc. and Thomas R. Morrison.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocky Brands, Inc.

Date: July 26, 2007	By:	/s/ James E. McDonald

James E. McDonald, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated July 20, 2007, between Rocky Brands, Inc. and Thomas R. Morrison.

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